Exhibit 5.1

John Sellers

+1 650 843 5070

jsellers@cooley.com

September 23, 2016

Enphase Energy, Inc.

1420 N. McDowell Blvd.

Petaluma, CA 94954

Ladies and Gentlemen:

We have acted as counsel to Enphase Energy, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to an aggregate of 14,950,000 shares of the Company’s common stock, par value $0.00001, including 1,950,000 shares for which the underwriters have been granted an option to purchase (the “Stock”), to be issued pursuant to that certain Underwriting Agreement (the “Agreement”), dated September 23, 2016, between the Company and Oppenheimer & Co. Inc., as representative (the “Representative”) of the underwriters named in Schedule I thereto, consisting of shares of common stock pursuant to Registration Statement No. 333-209315 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated February 12, 2016 included therein (the “Base Prospectus”), and the related prospectus supplement dated September 22, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Final Prospectus Supplement;” collectively, with the Base Prospectus, the “Prospectuses”). The Stock is to be sold by the Company as described in the Registration Statement and the Prospectuses.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectuses, the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, the Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stock, when sold in accordance with the Agreement, the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable.

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3175 HANOVER STREET, PALO ALTO, CA 94304-1130    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM

Enphase Energy, Inc.

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

Sincerely, Cooley LLP

By:	/s/ John Sellers
John Sellers

3175 HANOVER STREET, PALO ALTO, CA 94304-1130    T: (650) 843-5000    F: (650) 849-7400    WWW.COOLEY.COM